EXHIBIT NO. 99.(k) 3

AMENDMENT TO MASTER ADMINISTRATIVE SERVICES AGREEMENT (COMPASS)

WHEREAS, each of the investment companies listed on Exhibit A hereto (each a “Fund” and collectively the “Funds”) is a party to the Master Administrative Services Agreement, dated the 1st day of March 1997, as amended and restated the 1st day of January, 2008, as amended (the “Agreement”) with Massachusetts Financial Services Company (“Administrator”); and

WHEREAS, the Funds and the Administrator wish to clarify the Administrator’s responsibilities in implementing, maintaining and complying in all material respects with policies and procedures reasonably designed to address the requirements of applicable state and federal laws and regulations regarding the security, protection and confidentiality of records and data of the Funds that contain personal information to which the Administrator is given access.

NOW, THEREFORE, the Administrator and each of the Funds listed on Exhibit A agree to amend the Agreement as follows:

Section 1.  Section 4 of the Agreement is amended to add the following to the end of that Section:

“The Administrator agrees to implement, maintain and comply in all material respects with policies and procedures (collectively, the “Information Security and Privacy Policies”) reasonably designed to address the requirements of applicable state and federal laws and regulations regarding the security, protection and confidentiality of records and data of the Funds that contain personal information (“PI”) to which the Administrator is given access, including Massachusetts General Law, ch. 93H and the regulations thereunder.  The Administrator agrees that the Information Security and Privacy Policies shall address: (i) administrative, technical, and physical safeguards for the protection of records and data that contain PI; (ii) detection of unauthorized access to or use of PI for unauthorized purposes; and (iii) the proper destruction of such records and data so that the information contained therein cannot be practicably read or reconstructed.  The Administrator shall provide such reports to the MFS Funds Board of Trustees or a committee thereof as may be required by the Information Security and Privacy Policies or otherwise reasonably requested.”

Section 2.  This Amendment shall be construed under and shall be governed by the laws of The Commonwealth of Massachusetts, and the parties hereto agree that proper venue of any action with respect hereto shall be Boston, Massachusetts.

Section 3.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate original by its officers thereunto duly authorized, as of February 15, 2011.

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	ROBERT J. MANNING
Robert J. Manning
Chairman and Chief Executive Officer

Each of the Funds listed on Exhibit A

By:	SUSAN S. NEWTON
Susan S. Newton
Assistant Secretary

Amendment to Master Administrative Services Agreement (Compass Funds) - Exhibit A

MFS Variable Insurance Trust II

MFS Blended Research Core Equity Portfolio

MFS Blended Research Growth Portfolio

MFS Blended Research Value Portfolio

MFS Bond Portfolio

MFS Core Equity Portfolio

MFS Emerging Markets Equity Portfolio

MFS Global Governments Portfolio

MFS Global Growth Portfolio

MFS Global Research Portfolio

MFS Global Tactical Allocation Portfolio

MFS Government Securities Portfolio

MFS Growth Portfolio

MFS High Yield Portfolio

MFS International Growth Portfolio

MFS International Value Portfolio

MFS Massachusetts Investors Growth Stock Portfolio

MFS Mid Cap Growth Portfolio

MFS Money Market Portfolio

MFS New Discovery Portfolio

MFS Research International Portfolio

MFS Strategic Income Portfolio

MFS Technology Portfolio

MFS Total Return Portfolio

MFS Utilities Portfolio

MFS Value Portfolio

Compass Products

Capital Appreciation Variable Account

Global Governments Variable Account

Government Securities Variable Account

High Yield Variable Account

Money Market Variable Account

Total Return Variable Account